Exhibit 5

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA CENTER

1111 EAST MAIN STREET

RICHMOND, VIRGINIA 23219

www.troutmansanders.com

TELEPHONE: 804-697-1200

FACSIMILE: 804-697-1339

MAILING ADDRESS

P.O. BOX 1122

RICHMOND, VIRGINIA 23218-1122

April 24, 2003

Board of Directors

FNB Corporation

105 Arbor Drive

Christiansburg, Virginia 24073

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-4 filed April 24, 2003, by FNB Corporation, a Virginia bank holding company (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement relates to 1,522,279 shares of Common Stock, $5.00 par value per share, of the Company (the “Shares”), which Shares are proposed to be offered to the shareholders of Bedford Bancshares, Inc., a unitary savings and loan company (“BBI”), pursuant to an Agreement and Plan of Merger dated as of March 20, 2003, by and between BBI and the Company (the “Agreement”).

We have examined such corporate proceedings, records and documents we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

Based upon such examination, it is our opinion that the aforementioned Shares, when issued, will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “LEGAL MATTERS” in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/    TROUTMAN SANDERS LLP